 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-277713
PROSPECTUS SUPPLEMENT
(To prospectus dated March 6, 2024)
$400,000,000
5.750% Senior Notes due 2034

We are offering $400,000,000 aggregate principal amount of our 5.750% Senior Notes due 2034 (the “notes”).
We will pay interest on the notes on March 28th and September 28th of each year, beginning on September 28, 2024. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The notes will mature on March 28, 2034. We may redeem some or all of the notes at our option at any time and from time to time prior to December 28, 2033 (the date that is three months prior to the maturity date of the notes) at the “make-whole” redemption price described in this prospectus supplement under “Description of Notes — Optional Redemption.” On and after December 28, 2033, we may redeem some or all of the notes at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but excluding the date of redemption.
The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, including those appearing in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
	Per Note	Total
Public offering price(1)	99.932%	$399,728,000
Underwriting discount	0.650%	$2,600,000
Proceeds, before expenses, to us	99.282%	$397,128,000

(1)
Plus accrued interest from March 28, 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., on or about March 28, 2024.
Joint Book-Running Managers
Morgan Stanley PNC Capital Markets LLC
Co-Managers
Citizens Capital MarketsRaymond James Piper Sandler
The date of this prospectus supplement is March 25, 2024.

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus contain information about Old Republic International Corporation and about the notes. They also refer to information contained in other documents filed by us with the Securities and Exchange Commission and incorporated into this document by reference. References to this prospectus supplement or the prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.
We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Prospectus Supplement
Prospectus

S-i

INFORMATION INCORPORATED BY REFERENCE
The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024; and

•
The sections of our Definitive Proxy Statement for the 2023 Annual Meeting of Shareholders filed on March 31, 2023 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•
Our Current Reports on Form 8-K filed on January 9, 2024, March 8, 2024 and March 18, 2024.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address:
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601
Telephone: (312) 346-8100
Attention: Corporate Secretary

FORWARD-LOOKING STATEMENTS
This prospectus supplement and any documents incorporated by reference contain a number of forward-looking statements which relate to anticipated future events rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. Such statements are based upon current expectations of Old Republic International Corporation and speak only as of the date made or other date specified. These statements are subject to various risks and uncertainties and other factors that could cause results to differ from those set forth in the forward-looking statements. With regard to Old Republic’s General Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of investment yields and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and Republic Financial Indemnity Group (“RFIG”) Run-off results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.
The General Insurance, Title Insurance, Corporate & Other, and the RFIG Run-off segments maintain customer information and rely upon technology platforms to conduct their business. As a result, each of them and the Company are exposed to cyber risk. Many of the Company’s operating subsidiaries maintain separate IT systems which are deemed to reduce enterprise-wide risks of potential cybersecurity incidents. However, given the potential magnitude of a significant breach, the Company continually evaluates on an enterprise-wide basis its IT hardware, security infrastructure and business practices to respond to these risks and to detect and remediate in a timely manner significant cybersecurity incidents or business process interruptions.
A more detailed listing and discussion of the risks and other factors which affect the Company’s risk- taking insurance business are included in Part I, Item 1A — Risk Factors and Part I, Item 1A — Cybersecurity, of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2023 filing to the Securities and Exchange Commission, which is specifically incorporated herein by reference.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. None of Old Republic International Corporation or its subsidiaries have a duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results except as otherwise required by law.

SUMMARY
The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. A more detailed discussion of our business appears in the reports we file with the Securities and Exchange Commission which are incorporated herein by reference, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. See “Where You Can Find More Information” in the accompanying prospectus. In this prospectus supplement, unless stated otherwise or the context otherwise requires, the terms “Old Republic,” “our company,” “the Company,” “we,” “us,” and “our” refer to Old Republic International Corporation and its consolidated subsidiaries.
The Company
Overview
Old Republic International Corporation is a Chicago based holding company engaged in the single business of insurance underwriting and related services. We conduct our operations through a number of regulated insurance company subsidiaries organized into three main segments: General Insurance (property and liability insurance), Title Insurance, and RFIG Run-off. The results of a small life and accident insurance business are included within our Corporate & Other segment.
The insurance business is distinguished from most others in that the prices (premiums) charged for most products are set without knowing what the ultimate loss costs will be. The Company also cannot know exactly when claims will be paid, which may be many years after a policy was issued or expired. This casts Old Republic as a risk-taking enterprise managed for the long run. Old Republic therefore conducts its business with a primary focus on achieving favorable underwriting results over cycles, and on maintaining a sound financial condition to support its subsidiaries’ long-term obligations to policyholders and their beneficiaries.
In addition to income arising from our basic underwriting and related services functions, significant investment income is earned from invested funds generated by those functions and from capital required to support the risk of the underlying business. Investment management aims for stability of income from interest and dividends, protection of capital, and for sufficiency of liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not primary objectives. The investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. Our ability to hold both fixed income and equity securities for long periods of time is enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities, and by investments in dividend paying, publicly traded, large capitalization, highly liquid equity securities.
General Insurance Segment
($4,744.3 million or 63.7% of our fiscal 2023 operating revenues).   Our General Insurance segment is best characterized as a commercial lines insurance business with a strong focus on lines of coverages provided to businesses, state and local governments, and other institutions. Our General Insurance segment provides property and liability insurance primarily to commercial clients. Old Republic does not have a meaningful participation in personal insurance coverages. Commercial auto is the largest type of coverage underwritten by General Insurance, accounting for 41.0% of the segment’s net premiums earned in fiscal 2023. The remaining premiums written by General Insurance are derived largely from a wide variety of coverages, including workers’ compensation, property, general liability, general aviation, directors’ and officers’ indemnity, fidelity and surety indemnities, and home and auto warranties. Approximately 94% of General Insurance premiums in fiscal 2023 were produced through independent agency or brokerage channels, while the remaining 6% were obtained through direct production facilities.
The General Insurance segment’s operations have been developed steadily through a combination of internal growth, the establishment of additional subsidiaries focused on new types of coverages and/or industry sectors, and through several acquisitions of smaller companies. For fiscal 2023, the breakdown of net insurance premiums earned within the General Insurance segment was as follows: approximately 41.0% commercial auto, approximately 19.5% workers’ compensation, approximately 11.5% property insurance and approximately 28.0% other insurance.
Over the years, the General Insurance segment’s operations have been developed steadily through a combination of internal growth, the establishment of additional subsidiaries focused on new types of coverages and/or industry sectors, and through several acquisitions of smaller companies. As a result, this segment has become widely diversified with a business base encompassing the following major insurance coverages:
Aviation:   Protects the value of aircraft hulls and affords liability coverage for acts that result in injury, loss of life, and property damage to passengers and others on the ground or in the air.
Commercial Auto:   Covers vehicles (mostly trucks) used principally in commercial pursuits. Policies cover damage to insured vehicles and liabilities incurred by an insured for bodily injury and property damage sustained by third parties.
Commercial Multi-Peril (CMP):   Coverage for claims arising from the acts of owners or employees, and protection for the physical assets of businesses.
Commercial Property:   Protects an insured’s real and personal property from risk of direct physical loss of damage, including subsequent business interruption and expense.
Financial Indemnity:   Multiple types of specialty coverages, including most prominently the following:
Directors & Officers (D&O):   Coverage provides for the payment of legal expenses and indemnity settlements for claims made against the directors and officers of corporations from a variety of sources, most typically shareholders.
Errors & Omissions (E&O):   Liability policies written for non-medical professional service providers such as lawyers, architects, and consultants, that provide coverage for legal expenses and indemnity settlements for claims alleging breaches of professional standards.
Fidelity:   Bonds cover the exposures of financial institutions and commercial and other enterprises for losses of monies or debt and equity securities due to acts of employee dishonesty.
Surety:   Bonds are insurance company guarantees of performance by a corporate principal or individual such as for the completion of a building or road project, or payment on various types of contracts.
Home & Auto Warranty Insurance:   Includes the following types of coverages:
Automobile Extended Warranty Insurance:   Coverage provided to vehicle owners for certain mechanical or electrical repair or replacement costs after the manufacturer’s warranty has expired.
Home Warranty Insurance:   Provides repair and/or replacement coverage for home systems (e.g. plumbing, heating, and electrical) and designated appliances.
General Liability:   Protects against liability of an insured that stems from carelessness, negligence, or failure to act, and results in property damage or personal injury to others.
Inland Marine:   Insurance of property in transit over land and of property that is mobile by nature, inclusive of builder’s risk coverages which protect structures and materials during construction projects.
Travel Accident:   Covers monetary losses arising from trip delay and cancellation for individual insureds.
Workers’ Compensation:   Purchased by employers to provide insurance for employees’ lost wages and medical benefits in the event of work-related injury, disability, or death.
Title Insurance Segment
($2,620.6 million or 35.2% of our fiscal 2023 operating revenues).   Our Title Insurance segment’s business consists primarily of the issuance of policies to real estate purchasers and investors based upon searches of the public records that contain information concerning interests in real property. The policies insure against losses arising out of defects, liens and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy. For the year ended December 31, 2023, 21.0% of the Company’s consolidated title premium and fee revenues stemmed from direct operations (which include branch offices of its title insurers and wholly-owned agency subsidiaries of the Company), while the remaining 79.0% emanated from independent title agents.
There are two basic types of title insurance policies issued by the Company: lenders’ policies and owners’ policies. Both are issued for a one-time premium. Most mortgages made in the U.S. are extended by mortgage bankers, savings and commercial banks, state and federal agencies, and life insurance companies. These financial institutions secure title insurance policies to protect their mortgagees’ interest in the real property. This protection remains in effect for as long as the mortgagee has an interest in the property. A separate title insurance policy may be issued to the owner of the real estate. An owner’s policy of title insurance protects an owner’s interest in the title to the property.
The premiums charged for the issuance of title insurance policies vary with the policy amount and the type of policy issued. The premium is collected in full when the real estate transaction is closed, with there being no recurring fee thereafter. Premiums charged on subsequent policies on the same property, typically related to refinancing, may be reduced depending generally upon the time elapsed between issuance of the previous policies and the nature of the transactions for which the policies are issued. Most of the charge to the customer relates to title services rendered in conjunction with the issuance of a policy rather than to the possibility of loss due to risks insured against. Accordingly, the cost of services performed by a title insurer relates for the most part to the prevention of loss rather than to the assumption of the risk of loss. Loss costs that do occur result primarily from title search and examination mistakes, fraud, forgery, incapacity, missing heirs and escrow processing errors.
In connection with our Title Insurance operations, we also provide escrow closing and construction disbursement services, as well as real estate information products, national default management services, and a variety of other services pertaining to real estate transfers and loan transactions. As lenders and the title insurance industry transition into the evolving digital landscape of eClosings and eMortgages, we believe we are well positioned with technology and business process innovations to remain competitive in the market.
RFIG Run-Off Segment
($22.7 million or 0.3% of our fiscal 2023 operating revenues).   During 2011, the Company’s flagship mortgage guaranty insurance carrier, Republic Mortgage Insurance Company and its sister company Republic Mortgage Guaranty Insurance Corporation, discontinued writing new business in all states and limited themselves to servicing the run-off of their existing business. A long-used standard model of forecasted results indicated that underwriting performance of the book of business was not expected to have a material impact on Old Republic’s consolidated results during the remaining run-off period. On November 11, 2023, a definitive agreement was reached to sell the RFIG Run-off mortgage insurance business, with the sale expected to close in the first half of 2024.
Corporate & Other Segment
($61.4 million or 0.8% of our fiscal 2023 operating revenues).   Our Corporate & Other segment includes the accounts of a small life and accident insurance business, as well as those of the parent holding company and its internal corporate services subsidiaries that perform cash and investment management, payroll, administrative, information technology and marketing services.
The life and accident business registered net premium revenues of $9.1 million during fiscal 2023. Our life and accident insurance business is conducted in both the U.S. and Canada and consists mostly of limited product offerings sold through financial intermediaries such as travel agents and marketing channels that are also utilized in some of our General Insurance operations.

The Offering
The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the notes. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Old Republic International Corporation and not to any of its consolidated subsidiaries.
Issuer
Old Republic International Corporation, a Delaware corporation
Notes Offered
$400,000,000 aggregate principal amount of 5.750% Senior Notes due 2034 (the “notes”).
Maturity
Unless earlier redeemed, the notes will mature on March 28, 2034.
Interest
The notes will bear interest at 5.750% per year.
Interest Payment Dates
March 28 and September 28 of each year, beginning September 28, 2024.
Ranking
The notes will be our senior unsecured obligations and will rank:
•
senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•
equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•
junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•
structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

As of December 31, 2023, our total consolidated indebtedness was approximately $1,591.2 million. As of December 31, 2023, our subsidiaries had total policy liabilities and accruals of approximately $15,731.4 million to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.
The base indenture governing the notes, as supplemented by the supplemental indenture to be entered into in connection with this notes offering (which we refer to collectively as the “indenture”), does not limit the amount of debt that we or our subsidiaries may incur.
Optional Redemption
We may redeem some or all of the notes at our option at any time and from time to time prior to December 28, 2033, (the date that is three months prior to the maturity date of the notes) at the “make-whole” redemption price described in this prospectus supplement under “Description of Notes — Optional Redemption.” On and after December 28, 2033, we may redeem some or all of the notes at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but excluding the date of redemption.

Covenants
The indenture for the notes contains limitations on liens on the voting securities of our “principal subsidiaries,” as such term is defined in the section under the caption “Description of Notes — Covenants — Limitation on Liens on Stock of Principal Subsidiaries.” The supplemental indenture also contains restrictions on the disposal of the voting stock of these subsidiaries. These covenants are subject to important qualifications and limitations.
Use of Proceeds
We estimate that the proceeds from this offering will be approximately $397,128,000 million after deducting fees and before estimated expenses. We intend to use the net proceeds to repay at or prior to maturity $400 million aggregate principal amount of the Company’s 4.875% senior notes due October 1, 2024 and for general corporate purposes. See “Use of Proceeds.”
Denominations
The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Further Issuances
We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated and form a single series with the notes, provided that such additional notes shall be fungible with the previously issued notes for U.S. federal income tax purposes with the previously issued notes.
Risk Factors
See “Risk Factors” in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.
No Public Market
The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

RISK FACTORS
Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer, which could adversely affect your investment in the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward- looking statements. See “Forward-Looking Statements.” As used in this section, “we,” “our” and “us” refer to Old Republic International Corporation and not to any of its consolidated subsidiaries.
Risks Related to the Notes
The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.
The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any of our secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.
As of December 31, 2023, our total consolidated indebtedness was approximately $1,591.2 million. As of December 31, 2023, our subsidiaries had total policy liabilities and accruals of approximately $15,731.4 million to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.
The notes are obligations of Old Republic International Corporation only, and our status as a holding company with no direct operations could adversely affect our ability to service our debt, including the notes.
Old Republic International Corporation is an insurance holding company that transacts business solely through its operating subsidiaries. Our primary assets are the investments in these operating subsidiaries, and substantially all of our assets consist of those used for the business conducted by our insurance subsidiaries. Thus, our ability to service the indebtedness of Old Republic International Corporation, including the notes, depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to the holding company. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose.
In addition, payment of dividends by our insurance subsidiaries is restricted by state insurance laws or subject to approval of the insurance regulatory authorities in the jurisdictions in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations and the ability of an insurer to pay dividends to its shareholders. The specific rules governing the payment of dividends by our insurance subsidiaries vary from jurisdiction to jurisdiction. Our insurance subsidiaries are domiciled in many different jurisdictions. Generally, our insurance subsidiaries are prohibited from paying dividends to the holding company in excess of either the greater or lesser of (depending upon the state involved) 10% of statutory surplus or a portion of statutory net income without the prior approval of the applicable insurance regulatory authority. Based on statutory balances for the fiscal year ended December 31, 2023, the maximum amount of dividends payable to Old Republic International Corporation by its insurance and non-insurance company subsidiaries during 2024 without the prior approval of appropriate regulatory authorities is approximately $854.5 million. To date in 2024, ordinary dividends in the amount of $155.3 million have been declared and paid. Dividends declared during the fiscal years ended December 31, 2021, 2022 and 2023 to our company by our subsidiaries amounted to $566.7 million, $614.6 million and $673.3 million, respectively. There can be no assurance that our subsidiaries will be able to continue to pay such dividends to us in the future. If our subsidiaries are unable to pay dividends to us in amounts necessary to satisfy existing obligations, our ability to service our debt, including the notes, would be adversely affected.
The indenture does not restrict the amount of additional debt that we or our subsidiaries may incur.
The indenture under which the notes will be issued does not place any limitation on the amount of indebtedness that we or our subsidiaries may incur in the future. The incurrence by us or our subsidiaries of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.
The covenants in the indenture are limited; the indenture does not limit our ability to enter into a change of control transaction.
The indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to:
•
sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries),

•
enter into transactions with affiliates or to create liens (other than certain limitations on creating liens on the stock of certain subsidiaries),

•
enter into sale and leaseback transactions, or

•
create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

There are no financial covenants in the indenture and therefore the indenture does not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control. Accordingly, the indenture will not afford protection in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect the value of the notes.
We cannot assure you that an active trading market will develop for the notes.
The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Accordingly, we cannot assure you that liquid trading markets will develop for the notes. If a liquid trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.
A downgrade in our ratings from A.M. Best Company, Standard& Poor’s Corporation or Moody’s could negatively affect our business.
Ratings are an important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best, Standard & Poor’s, and Moody’s. These ratings reflect the rating companies’ opinions of an insurance company’s and insurance holding company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review, and we cannot assure the continued maintenance of our current ratings. The principal companies in our General Insurance segment are rated either A+ (Superior) or A (Excellent) by A.M. Best, A2 by Moody’s and A+ by Standard & Poor’s. Our Title Insurance segment is rated A+ by A.M. Best, A2 by Moody’s and A+ by Standard & Poor’s.
There can be no assurance that our insurance subsidiaries will be able to maintain their current ratings. If the ratings of any of our insurance companies are reduced from their current levels, our business could be adversely affected.
An increase in market interest rates could result in a decrease in the value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS
We estimate that the proceeds from this offering will be approximately $397,128,000 million, after deducting fees and before estimated expenses. We intend to use the net proceeds to repay at or prior to maturity $400 million aggregate principal amount of the Company’s 4.875% senior notes due October 1, 2024 and for general corporate purposes.

CAPITALIZATION
The following table sets forth our cash position and capitalization as of December 31, 2023, on:
•
an actual basis; and

•
an as adjusted basis to give effect to the issuance and sale of the notes in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses.

The table should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and “Management Analysis of Financial Position and Results of Operations” included in Old Republic International Corporation’s Annual Report on Form 10-K for the period ended December 31, 2023 incorporated by reference into this prospectus supplement.
	As of December 31, 2023 ($ In Millions)
	Actual	As Adjusted
Cash	$202.8	$599.9
Debt:
Senior notes due 2024	399.5	399.5
Senior notes due 2026	548.5	548.5
Senior notes due 2051	643.1	643.1
Senior notes due 2034 offered hereby	―	397.1
Other miscellaneous debt	―	―
Total debt	1,591.2	1,988.2
Preferred Stock:
Convertible preferred stock(1)	―	―
Common Shareholder’s Equity:
Common stock(1)	278.3	278.3
Additional paid-in capital	678.7	678.7
Retained earnings	5,644.3	5,644.3
Accumulated other comprehensive loss	(132.4)	(132.4)
Unallocated 401(k) plan shares (at cost)	(58.2)	(58.2)
Total common shareholders’ equity	6,410.7	6,410.7
Total capitalization	8,002.0	8,398.9
Capitalization Ratios:
Debt to common shareholders’ equity	24.8%	31.0%
Debt to total capitalization	19.9%	23.7%

(1)
At December 31, 2023 there were 75,000,000 shares of $0.01 par value preferred stock authorized, of which no shares were issued. As of the same date, there were 500,000,000 shares of common stock, $1.00 par value, authorized, of which 278,392,263 were issued. At December 31, 2023, there were 100,000,000 shares of Class B Common Stock, $1.00 par value, authorized, of which no shares were issued.

DESCRIPTION OF NOTES
The Company will issue the notes under a base indenture dated as of August 15, 1992, between itself and Wilmington Trust Company, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.
The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Old Republic International Corporation and not to any of its subsidiaries.
General
The aggregate principal amount of the notes offered hereby will initially be limited to $400,000,000 and will mature on March 28, 2034. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to any sinking fund. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes shall be fungible for U.S. federal income tax purposes with the previously issued notes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.
Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from March 28, 2024, or from the most recent date to which interest has been paid or provided for, payable semi-annually on March 28 and September 28 of each year, beginning on September 28, 2024, to the persons in whose names the notes are registered in the security register at the close of business on the March 13 or September 13 preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.
If any interest payment date or the stated maturity date or any earlier date of redemption would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in The City of New York are authorized or required by law or executive order to be closed.
We will pay (through our agents) the principal of, premium (if any) and interest on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.
The registered holder of a note will be treated as the owner of it for all purposes.
Ranking
The notes will be senior unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future unsecured indebtedness of the Company that is not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
As of December 31, 2023, our total consolidated indebtedness was approximately $1,591.2 million. As of December 31, 2023, our subsidiaries had total policy liabilities and accruals of approximately $15,731.4 million to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.
The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate, insurance and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to service our debt, including the notes. See “Risk Factors — The notes are obligations of Old Republic International Corporation only, and our status as a holding company with no direct operations could adversely affect our ability to service our debt, including the notes.”
The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes. See “Risk Factors — The covenants in the indenture are limited; the indenture does not limit our ability to enter into a change of control transaction.”
Optional Redemption
Prior to December 28, 2033, (the date that is three months prior to the maturity date of the notes) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2)
100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to but excluding the redemption date.
On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) —  H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by The Depository Trust Company (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

The notes to be redeemed shall become due and payable at the redemption price on the redemption date. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Covenants
Limitation on Liens on Stock of Principal Subsidiaries.
So long as any notes are outstanding, we will not, and we will not permit any of our principal subsidiaries to, incur, assume or guarantee any debt secured by a lien on any voting stock issued by any of our principal subsidiaries, unless all of the notes are secured to the same extent as and for so long as that debt is so secured. This restriction does not apply to liens existing at the time a corporation becomes a principal subsidiary of ours or to any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not principal subsidiaries.
“Principal subsidiary” means any present or future subsidiary of Old Republic, the consolidated total assets of which constitute at least 15% of the total consolidated assets of Old Republic, and any successor to any such subsidiary.
Limitation on Issuance or Disposition of Stock of Principal Subsidiaries.
So long as any notes are outstanding, we will not, nor will we permit any of our principal subsidiaries to, issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a principal subsidiary except for:
•
any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our principal subsidiaries;

•
any of the voting stock of a principal subsidiary owned by us or by a principal subsidiary sold for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors; or

•
any issuance, sale, assignment, transfer or other disposition of voting stock of a principal subsidiary to us or to another principal subsidiary.

The transfer of assets from a principal subsidiary to any other person, including to us or another of our subsidiaries, is not prohibited under the indenture.
Merger, Consolidation and Sale of Assets
The indenture provides that the Company will not consolidate with or merge into any other corporation or convey or transfer or lease its properties and assets substantially as an entirety to any person unless:
(1)
the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on all of the debt securities outstanding under the base indenture;

(2)
immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(3)
the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.
Events of Default
Each of the following is an event of default under the indenture:
(1)
the Company defaults in the payment of interest on any note when the same becomes due and payable and such default continues for a period of 30 days;

(2)
the Company defaults in the payment of principal of, or premium, if any on, any note when the same becomes due and payable, whether at its stated maturity or any earlier date of redemption, upon acceleration, upon declaration or otherwise;

(3)
the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture with respect to the notes (other than a covenant or agreement in respect of which non-compliance by the Company would otherwise be an event of default) and such default or breach continues for a period of 60 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the “holders” (as defined in the indenture) of 25% or more in aggregate principal amount of the notes then outstanding;

(4)
an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of the Company for money borrowed in excess of $50 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged; or

(5)
certain events of bankruptcy, insolvency, rehabilitation or reorganization of the Company.

If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding under the indenture, by notice in writing to the Company (and to the trustee if given by holders), may declare the entire principal amount of all the notes, and the interest accrued on such notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (5) occurs and is continuing, then the principal amount of all the notes then outstanding and interest accrued on such notes, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.
The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, the Company will pay or will deposit with the trustee a sum in cash in U.S. dollars sufficient to pay all matured installments of interest upon all the notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the indenture, other than the non-payment of the principal of notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the notes then outstanding, by written notice to the Company and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.
Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.
Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of any notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
(i)
such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

(ii)
the holders of at least 25% in aggregate principal amount of outstanding notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

(iii)
such holder or holders have offered to the trustee reasonable indemnity against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

(iv)
the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v)
during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders.
We are required to deliver annually to the trustee an officers’ certificate, stating whether or not to the knowledge of the signers thereof (i) we are in compliance with all conditions and covenants under the indenture and (ii) we are in default in the performance and observance of certain of the covenants under the indenture and if we are in default, specifying all such defaults and the nature and status of such defaults.
Modification and Amendment; Waiver
The indenture allows the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes. However, without the consent of the holders of all the outstanding notes affected thereby, no supplemental indenture may:
(1)
change the stated maturity of the principal of, or interest on, any note;

(2)
reduce the principal amount of, or the rate of interest on, or any premium payable upon redemption of, any note;

(3)
change any place of payment where, or the currency in which, any note or any interest thereon is payable;

(4)
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the note;

(5)
reduce the percentage in principal amount of the notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

(6)
modify any of the foregoing provisions described in clause (5) above except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The Company and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder to, among other things:
(1)
evidence the succession of another corporation to us and the assumption of our covenants and obligations under the notes and the indenture by this successor;

(2)
add to the Company’s covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

(3)
cure any ambiguity or make any other provisions that do not adversely affect the interests of the holders of the notes in any material respect;

(4)
add guarantees with respect to the notes; and

(5)
conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive our compliance with certain provisions of the indenture (including those specified under “— Covenants”). The holders of a majority in principal amount of the outstanding notes may waive any past defaults (except with respect to nonpayment of principal or interest, or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).
The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance of such proposed amendment or supplement. After an amendment or supplement becomes effective, the Company shall give to the holders affected by such amendment or supplement a notice briefly describing such amendment or supplement. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture.
Satisfaction and Discharge; Defeasance
We will be discharged from certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either
•
have become due and payable or will become due and payable within one year or

•
have been scheduled for redemption within one year,

by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such notes with respect to principal and any premium and interest to the date of such deposit, if such notes have become due and payable, or to the maturity thereof, as the case may be.
If there is a change in U.S. federal tax law as described below, subject to the conditions described below, at any time we may terminate all of our obligations under the notes and the indenture (“legal defeasance”) except for certain obligations (including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes).
In addition, subject to the conditions described below, at any time we may terminate as to the notes:
•
our obligations under the covenants described under “— Covenants”; and

•
the operation of the event of default provision relating to our failure to comply with such covenants as described under “— Events of Default” (“covenant defeasance”).

In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the notes after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.
The legal defeasance option or the covenant defeasance option may be exercised only if, among other things, the following conditions are satisfied:
•
we must deposit in trust for the benefit of all holders of the notes a combination of money in U.S. dollars and U.S. government obligations denominated in U.S. dollars that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

•
in the case of legal defeasance, there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling, confirmed in an opinion of counsel, that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred; and

•
in the case of covenant defeasance, we must deliver to the trustee a legal opinion of our counsel confirming that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Reports
The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the Securities and Exchange Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).
Trustee
Wilmington Trust Company is the trustee, security registrar and paying agent. Wilmington Trust Company in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance
The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.
Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, S.A (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).
DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules applicable to the depositary and its participants are on file with the SEC.
Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.
The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.
Distributions with respect to notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.
Notes in physical, certificated form will be issued and delivered to each person that the depositary identifies as a beneficial owner of the related notes only if:
•
DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•
DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•
an event of default with respect to the notes has occurred and is continuing.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:
•
will not be entitled to have the notes represented by these global security certificates registered in their names; and

•
will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.
Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee (or its agents) will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.
The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.
Global Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream,
Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary only applies to investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”) and purchase their notes for cash upon initial issuance at the “issue price” (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).
This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, U.S. expatriates, broker-dealers, traders in securities that use the mark-to-market method of accounting, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions or (b) the trust has elected to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes is referred to herein as a “Non-U.S. Holder.”
If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.
U.S. Holders
Stated interest.   Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes) at the time such payments are accrued or received.
In general, if the “stated redemption price at maturity” of a debt instrument exceeds the instrument’s “issue price” by at least a statutory de minimis threshold, the instrument will be treated as issued with original issue discount (“OID”) in an amount equal to such excess. The stated redemption price at maturity of an instrument is generally equal to the sum of its stated principal amount plus all other payments thereunder, other than payments of qualified stated interest. The issue price of a debt instrument is generally the first price at which a substantial amount of the debt instruments are sold for cash, excluding sales to underwriters, placement agents, or wholesalers. Each U.S. Holder of notes issued with OID will be required to include such OID in gross income on an economic accrual basis before the receipt of cash attributable to that income, regardless of such U.S. Holder’s method of accounting for U.S. federal income tax purposes. Such inclusions will generally increase over time. Any OID so included will increase the U.S. Holder’s adjusted tax basis in its notes by an equivalent amount. Generally, OID is considered to be de minimis if it is less than 0.25% of the instrument’s stated principal amount multiplied by the number of complete years from the issue date to maturity.
We anticipate, and therefore this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
Sale, exchange, retirement, redemption or other taxable disposition of the notes.   Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “— Stated interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder, increased by any OID included in the U.S. Holder’s income prior to the disposition of the note, and decreased by any payments received on the note other than payments of stated interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Additional Medicare Tax.   Section 1411 of the Code imposes a 3.8% tax on the “net investment income” (which generally includes gain from a sale, exchange, retirement or other disposition of the notes or interest with respect to the notes) of certain U.S. individuals, trusts and estates in excess of certain thresholds ($250,000 in the case of a married taxpayer filing jointly and generally $200,000 in other cases).
Non-U.S. Holders
Interest.   Subject to the discussion below concerning FATCA (as defined below) and backup withholding, all payments of interest (including any OID) on the notes made to a Non-U.S. Holder generally will be exempt from U.S. federal income and withholding tax; provided that: (i) such Non-U.S. Holder does not own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, for purposes of Code Section 871(h)(3), (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us for purposes of Code Section 881(c)(3)(C), (iii) such Non-U.S. Holder is not a bank receiving certain types of interest described in Code Section 881(c)(3)(A), (iv) such non-U.S. Holder certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.
If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.
Sale, exchange, retirement, redemption or other taxable disposition of the notes.   Subject to the discussion below concerning FATCA and backup withholding and except with respect to accrued but unpaid interest (including OID), which generally will be taxable as described above under “— Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a 30% (or, if applicable, a lower treaty rate) tax on the gain derived from such disposition, which may be offset by U.S. source capital losses.
Income effectively connected with a U.S. trade or business.   If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax provided that the Non-U.S. Holder properly claims an applicable exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or appropriate substitute form).
FATCA
The Foreign Account Tax Compliance Act, or “FATCA,” generally imposes a withholding tax of 30% on payments of interest (including OID) on a debt obligation of a U.S. issuer made to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government (or is required by applicable local law) to collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution; or (b) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or identifying its substantial U.S. owners, which generally includes any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity. You should consult your own tax advisor regarding the possible implications of FATCA on your investment in the notes.
Information reporting and backup withholding
U.S. Holders.   Payments of interest (including OID) on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at a specified rate, currently 24%, if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders.   A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at a specified rate, currently 24%, with respect to our payment of interest (including OID) on, or the proceeds of the sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING
Subject to the terms and conditions in the underwriting agreement among us and Morgan Stanley & Co. LLC and PNC Capital Markets LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:
Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$200,000,000
PNC Capital Markets LLC	100,000,000
Citizens JMP Securities, LLC	40,000,000
Raymond James & Associates, Inc.	40,000,000
Piper Sandler & Co.	20,000,000
Total	$400,000,000
The underwriting agreement provides that the underwriters severally and not jointly agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to .40% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to .20% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.
The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):
	Per Note	Total
Public offering price(1)	99.932%	$399,728,000
Underwriting discount	0.650%	$2,600,000
Proceeds, before expenses, to us	99.282%	$397,128,000

(1)
Plus accrued interest from March 28, 2024, if settlement occurs after that date.

In the underwriting agreement, we have agreed that:
•
we will pay our expenses related to the offering, which we estimate will be $1,160,000;

•
we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities; and

•
for 90 days from the date hereof, we will not, without the prior written consent of the representatives, directly or indirectly issue, sell or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any of our debt securities. These restrictions do not apply to the sale of the notes by us to the underwriters.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.
In connection with the offering of the notes, the underwriters (or persons acting on behalf of any underwriter(s)) may purchase and sell the notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. There is no assurance that the underwriter(s) (or persons acting on behalf of any underwriter) will undertake stabilization action. Such stabilization, if begun, must be brought to an end after a limited period. Any stabilization action or overallotment must be conducted by the relevant underwriter(s) (or person(s) acting on behalf of any underwriter(s)) in accordance with all applicable laws and rules.
The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.
Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.
Selling Restrictions
European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”).

This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Old Republic International Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Old Republic International Corporation.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Old Republic International Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment to either of them) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) on the ground that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined un Article 2, paragraph 3, item 2 (I) of the Financial Instruments and Exchange Law. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the Financial Instruments and Exchange Law, “QIIs”) who desire to acquire the notes shall be made aware that they shall not transfer the notes to anyone other than other QIIs. Accordingly, each underwriter has acknowledged and agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except the private placement above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations or ministerial guidelines of Japan.
Singapore
This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA, an “Institutional Investor”), pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA, an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA, a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
a.
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

b.
a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:
i.
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

ii.
where no consideration is or will be given for the transfer;

iii.
where the transfer is by operation of law;

iv.
as specified in Section 276(7) of the SFA; or

v.
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA or Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Locke Lord LLP, Chicago, Illinois. Sidley Austin LLP, New York, New York, will pass upon certain legal matters for the underwriters. Sidley Austin LLP is currently representing us and our subsidiaries in various matters.
EXPERTS
The consolidated financial statements and financial statement schedules of Old Republic International Corporation as of December 31, 2022 and 2023, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares, and Debt Securities
Stock Purchase Contracts
Units
Each time Old Republic International Corporation (“Old Republic” or the “Company”) makes an offering using this prospectus, we will provide specific terms of the securities, including the offering price and any other features, in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the securities. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference, prior to investing in our securities.
In addition, selling shareholders named in a prospectus supplement may offer and sell from time to time these securities in such amounts as set forth in a prospectus supplement.
Old Republic’s common stock is traded on the New York Stock Exchange under the symbol “ORI.”
Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus as well as the risk factors contained in other documents incorporated by reference into this prospectus and any accompanying prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We or any selling shareholder may offer and sell the securities to or through underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters, dealers or agents involved in the sale of securities will be described in a prospectus supplement.
The date of this prospectus is March 6, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration for continuous offering process. Under the shelf process, from time to time, we or any selling shareholder may, but are not required to, sell the securities offered in supplements to this prospectus in one or more offerings.
This prospectus provides you with a general description of our company. Whenever we or any selling shareholder decide to offer the securities noted on the cover page of this prospectus, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to that specific offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Old Republic,” “Company,” “registrant,” “we,” “us” and “our” refer to Old Republic International Corporation and its consolidated subsidiaries.
OLD REPUBLIC INTERNATIONAL CORPORATION
Old Republic International Corporation is a Chicago based holding company engaged in the single business of insurance underwriting and related services. It conducts its operations through a number of regulated insurance company subsidiaries organized into three segments: General Insurance (property and liability insurance), Title Insurance, and Republic Financial Indemnity Group (RFIG) Run-off.
Old Republic’s General Insurance segment is best characterized as a commercial lines insurance business with a strong focus on lines of coverages provided to businesses, state and local governments, and other institutions. The Company does not have a meaningful exposure to personal lines insurance such as homeowners and private auto coverages. Old Republic also focuses on specific sectors of the North American economy, most prominently the transportation, commercial construction, healthcare, education, retail and wholesale trade, forest products, energy, general manufacturing, and financial services industries. In managing the insurance risks it undertakes, the Company employs various underwriting and loss mitigation techniques such as utilization of policy deductibles, captive insurance risk-sharing arrangements, self-insured retentions, retrospective rating and policyholder dividend plans. These underwriting techniques are intended to better correlate premium charges with the ultimate claims experience of individual or groups of insureds and align the Company’s interests with those of the insureds.
Old Republic’s Title Insurance segment consists primarily of the issuance of policies to real estate purchasers and investors based upon searches of the public records that contain information concerning interests in real property. The policies insure against losses arising out of defects, liens and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy. For the year ended December 31, 2023, 21.0% of the Company’s consolidated title premium and fee revenues stemmed from direct operations (which include branch offices of its title insurers and wholly owned agency subsidiaries of the Company), while the remaining 79.0% emanated from independent title agents.
Old Republic’s RFIG Run-off segment consists of its mortgage guaranty business which protects mortgage lenders and investors from default related losses on residential mortgage loans. The RFIG business has been in run-off operating mode since 2011. On November 11, 2023, a definitive agreement was reached to sell the RFIG Run-off mortgage insurance business, with the sale expected to close in the first half of 2024.
Old Republic is a corporation organized under the laws of Delaware. Its principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois. Information concerning the Company is available on its website at www.oldrepublic.com. Information contained on the Company’s website is not and should not be considered a part of this prospectus unless specifically incorporated by reference.

1

Additional information regarding us, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus and the accompanying prospectus supplement. Please also refer to the section entitled “Where You Can Find More Information”.
RISK FACTORS
Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our included in our Annual Reports on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Additionally, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. Except as required by law, Old Republic undertakes no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from any forward-looking statements contained or incorporated by reference in this prospectus.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.
We will not receive any proceeds from any sale of securities by any selling shareholder.
DESCRIPTION OF SECURITIES
We will describe the terms of the offered securities from time to time in any prospectus supplement for such offer.
SELLING SHAREHOLDERS
Selling shareholders may use this prospectus in connection with resales of securities they hold as described in a prospectus supplement. Information about selling shareholders, where applicable, will be set forth in such prospectus supplement.
PLAN OF DISTRIBUTION
The plan of distribution for each offering of securities pursuant to this prospectus will be described in detail in a prospectus supplement describing each particular offering.

2

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the offered securities of Old Republic International Corporation will be passed on for us by Victoria Pool, Assistant Vice President and Assistant General Counsel of the corporation. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement. Ms. Pool holds Old Republic common stock granted under our employee stock plans, which in the aggregate represent less than 0.1% of our outstanding common stock.
EXPERTS
The consolidated financial statements and financial statement schedules I to VI of Old Republic International Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our website at www.oldrepublic.com as soon as administratively possible after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s website at www.sec.gov.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain important information about us. This means that the information in this prospectus may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.
We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 9134, as amended, after the date of this prospectus and before the termination of the offering (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules):
•
Old Republic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024;

•
The information specifically incorporated by reference into Old Republic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed on March 31, 2023;

•
Old Republic’s Current Report on Form 8-K filed with the SEC on January 9, 2024; and

•
The description of Old Republic’s Common Stock contained in Exhibit 4(H) to Old Republic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

3

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about the Company. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.
You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address: Old Republic International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601, Attention: Investor Relations, telephone (312) 346-8100.
We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus or which may be contained in a prospectus supplement or in any free writing prospectus prepared by us or on our behalf. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitation of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom is it unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Information contained in this prospectus speaks only as of the date of this prospectus unless otherwise specifically indicated.

4

$400,000,000
5.750% Senior Notes due 2034

PROSPECTUS SUPPLEMENT

Morgan Stanley
PNC Capital Markets LLC
Citizens Capital Markets Raymond James Piper Sandler
March 25, 2024